Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Security Federal Corporation and Subsidiaries of our report dated March 20, 2018, relating to the consolidated financial statements of Security Federal Corporation and Subsidiaries, appearing in the 2017 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Security Federal Corporation and Subsidiaries for the year ended December 31, 2017.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Columbia, South Carolina
May 31, 2018